BLOCK PUTUMAYO 4 - MEMORANDUM OF UNDERSTANDING ("MOU")

BETWEEN

LA CORTEZ ENERGY, INC. AND PETRÓLEOS DEL NORTE S.A.

December 4th, 2008

This Memorandum of Understanding ("MOU") sets forth the agreement between La Cortez Energy, Inc., ("LA CORTEZ") and PETRÓLEOS DEL NORTE S.A. ("PETRONORTE"), collectively the Parties ("Parties"), pursuant to which LA CORTEZ, either directly or through an affiliate, a branch of an affiliate or through a controlling company, and PETRONORTE agreed to jointly undertake the obligations originated in the offer ("the "Offer") submitted by the first, to explore and exploit the PUTUMAYO-4 BLOCK offered in the Miniround 2008 bidding process issued by the Agencia Nacional de Hidrocarburos – ANH and in case that the block be awarded to PETRONORTE, the above Parties agree to subject to the following terms and conditions:

1. PETRONORTE will enter into an E&P contract (the "Contract") with the AGENCIA NACIONAL DE HIDROCARBUROS ("ANH"), to explore and or exploit and or operate the PUTUMAYO 4 Block, awarded through the competitive ANH 2008 Mini-round, located in the Putumayo Basin, in the Department of Putumayo, (the "Block").

2. EXCLUSIVE RIGHT. As from of the date of publication by the ANH of the results of the bidding process awarding, , (the "Effective Date"), LA CORTEZ shall have the exclusive right to a 50% Net Participating Interest in the Block / and in the Contract after government royalties. At a future date defined by the Parties but not later than (January 30th, 2009), the parties will execute the following definitive agreements (the "Definitive Agreements") comprised of:
   a. An Assignment Agreement of a 50% working interest to LA CORTEZ in the E&P Contract and in the Block; or an alternative agreement regarding the most tax efficient form of structuring the intended acquisition, such as, but not limited to, a Commercial Offer of acquisition;
   b. A Joint Operating Agreement ("JOA") governing operations in the Block and the obligations and rights of the Parties of PETRONORTE and LA CORTEZ.

3. TERM. The deadline for the Parties to execute the Definitive Agreements shall be on January 30th, 2009.

4. DEFINITIVE AGREEMENTS: The Definitive Agreements shall provide both LA CORTEZ and PETRONORTE a 50% participation in costs and revenues (50% Net Working Interest "NWI" and 50% Revenue Interest "RI") originated from the PUTUMAYO 4 Block, subject to the following economical terms:

a. Each Party shall be responsible for paying 50% of the costs originated from the acceptance by the ANH of the Offer, as of the Effective Date of the Definitive Agreements, and shall be responsible for paying 50% of the costs foreseen in the Contract and those further agreed with the ANH, and as per the exploration program of the Block under the Contract, including but not limited to any guarantees required by ANH, seismic reprocessing, seismic acquisition, the work-over of suspended wells and the drilling and completion of exploratory wells. For purposes of this MOU and the Definitive Agreements, such completion costs shall include, but are not limited to costs associated with production testing, completing and equipping the wells, including surface facilities. All the expenses incurred that should be assumed jointly, shall be previously agreed and approved by the Parties;
b. Payments by the parties shall not exceed the estimated costs set forth on the Authorization for Expenditure (AFE) of each well, under the JOA, which shall have the prior written consent of both parties . The Definitive Agreements shall provide that all payments by the Parties shall be subject to audit and adjustment based on such audit;
c. Each party will receive 50% of all net revenues from the sale of petroleum and gas and any other substances produced from the Contract. As of the Effective Date of the Definitive Agreements, PETRONORTE and LA CORTEZ will share all net revenues in a proportion of 50% by LA CORTEZ and 50% by PETRONORTE, subject to the terms to be agreed by the Parties in said Definitive Agreements;
d. LA CORTEZ and PETRONORTE shall fund all joint account costs and expenses, including, but not limited to, subsequent minimum work commitments for all additional phases of the exploration term of the Contract in the proportion its participating interest as expressed in the above section c. above.of all joint account costs and expenses, including, but not limited to, subsequent minimum work commitments for all additional phases of the exploration term of the Contract.

5. CONTRACT ASSIGNMENT. As per request of LA CORTEZ and provided that LA CORTEZ has satisfactorily complied with paid its share of the all costs incurred to the date of the request, PETRONORTE shall submit a request to the ANH to assign 50% interest in the ANH Contract and Block to LA CORTEZ and will assist LA CORTEZ in obtaining such assignment through reasonable means. The Assignment to LA CORTEZ shall be drafted subject to the terms and conditions of the Contract, the Definitive Agreements and the JOA. Should ANH not approve the assignment to LA CORTEZ, LA CORTEZ shall automatically remain to be a secret and private partner in the Contract according to the JOA terms.

6. EARNING: LA CORTEZ acquired its right to the Participating Interest set forth herein upon purchase of the Bid Bond submitted on December 4th, 2008 with the Offer submitted by PETRONORTE..

7. CARRY: LA CORTEZ shall be responsible for paying two-thirds (2/3) of 100% of the costs originated from the first 103 Kilometers of 2D seismic to be performed in the Block, in accordance with the Phase 1 minimum exploration program. The carry by LA CORTEZ only applies to seismic acquisition and reprocessing for the Phase 1 minimum work program. However, if the prospect is productive, PETRONORTE agrees to reimburse the carried amount paid by LA CORTEZ, with any production of the Block, in equivalent amount.

8. The Definitive Agreements shall be executed by both Parties (whereas either Party shall have the option to execute them through an affiliated or a controlling company or a branch of a foreign affiliated company), and will contain as a minimum, the following terms:

   a. The Operator of the Contract shall be PETRONORTE. However if Petronorte decides not to be the operator, the parties by common agreement shall designate a new operator. In any event La Cortez shall have the first option to be appointed as Operator. In the event that one of the Parties is interested in selling all or part of its working interest in the JOA and or in the Contract, the other Party shall have the right of first refusal, as per a procedure and terms to be agreed by the Parties;
   b. A sole risk operations procedure shall be agreed by the Parties in the Definitive JOA; and the procedure shall provide that none of the Parties shall be obligated to participate in a sole risk operation, but it may enter at any time by paying premiums, which will increase according to the stage of the operation;
   c. Monthly estimates of each Party's account balances with an annual reconciliation by March 31 of each calendar year for the prior calendar year's accounts;
   d. Within 90 days after the completion of each Phase of the Minimum Work Program under the Contract, the Operator will provide a reconciliation of account balances to the end of the month in which that Phase of the Contract is completed;
   e. The JOA shall follow the AIPN model 2002 version and shall contain such terms and conditions as are common in the international petroleum industry as acceptable to the Parties;
   f. LA CORTEZ or PETRONORTE may relinquish its interest in the Block at the end of any of the remaining exploration Phases, provided that it has completed the minimum work program or paid the minimum costs for any of such phases, as per the terms of the Contract;
   g. Each Party shall be exclusively liable to the other Party and hold harmless each other and third Parties, for the injury or death of its employees or those of its subcontractors and for all damages to property of each one of the Parties or their contractors, regardless of how, when or where such damages occur. Exceptions to the foregoing are damages resulting from actions or omissions, originated in wilful misconduct or gross negligence attributable to the other Party, in which case the Party responsible for such negligence shall

indemnify the other Party. Each of the Parties shall be liable for unforeseeable direct damages, when these result from their own wilful misconduct or gross negligence and, under no circumstances shall the Parties be liable for indirect or consequential damages. The Parties expressly waive the declaration of a court of its being in default having failed to perform its obligations under this MOU, the Contract, or the Definitive Agreements. Therefore, they hereby expressly accept merely a written communication from the other Party to this effect, to make effective its rights;

h. Applicable law shall be Colombian law. The language of the MOU and the Definitive Agreements shall be Spanish;

i. In case of any disagreement as to the terms of the Definitive Agreements, it shall be decided by a third appointed party, with the provisions set forth herein.

j. Arbitration shall be subject to the laws of the Conciliation and Arbitration Center of the Chamber of Commerce of Bogotá, after a prior conciliation procedure.

9. The technical and geophysical information shared by virtue of this MOU, may solely be used for the purposes hereof and may not be disclosed to third Parties (other than agents of the Parties for the purposes hereof) without the prior and express consent of the other Party.

10. REPRESENTATIONS AND WARRANTIES. The Parties make the following representations and warranties to each other as of the Effective Date.

a. Material Claims. There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending or to the Parties knowledge threatened in connection with the execution of the Contract or other Documents which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

b. Corporate Authority. Each Party is duly organized and validly existing under the laws of the country where it is organized. To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the Contract. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

c. Payments. Neither Party nor its Affiliates have made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public

international organization) or any political party or political party official or candidate for office, where such payment, gift or promise would violate: (a) the applicable laws of Colombia, the country of operations; (b) the laws of the country of formation of the Party or such Party's ultimate parent company (or its principal place of business); or, (c) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries.

d. Other Representations and Warranties. Except as disclosed in schedules attached to this Agreement, the execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party's knowledge and belief:
    i. violate any applicable Laws, judgment, decree or award;
    ii. contravene the organization documents of a Party; or
    iii. result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.

e. Each of the Parties agrees to indemnify and hold the other Party harmless for any claims, causes of action, or liabilities, which arise out of the breach of any of the warranties and representations under this Article by the indemnifying Party.

11. ACCEPTANCE AND MODIFICATIONS. By executing this MOU each of the Parties expressly accepts the entire terms contained herein. Any modifications of the terms hereof shall require a written instrument executed by the Parties. The terms and conditions of this MOU shall be totally superseded by the execution of the Definitive Agreements and upon such execution this MOU shall totally cease its effects.

12. CONFLICT OF CLAUSES. If any of the provisions in this MOU conflicts with or are inconsistent with any provision of the Contract or the provisions of the Definitive Agreements executed between the Parties, the provisions of the Contract shall prevail and govern, but only to the extent of such inconsistency or conflict.

13. ARBITRATION CLAUSE: This MOU for all purposes shall be governed by Colombian law and any difference that may arise regarding its interpretation, performance and development shall be decided by an Arbitration Court according with the laws of the Conciliation and Arbitration Center of the Chamber of Commerce of Bogotá, after an Amicable Conciliator procedure.

IN WITNESS WHEREOF the Parties have duly executed this MOU. Agreed and accepted this of December 22, 2008, by the Parties hereof:

LA CORTEZ ENERGY, Inc.

Legal Representative
Andres Gutierrez Rivera

PETRONORTE S.A.

Legal Representative
Juan Carlos Rodriguez Charry